MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A of Coyote Hills Golf, Inc., of our report dated July 2, 2007 on our audit of the balance sheet of Coyote Hills Golf, Inc. as of March 31, 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period since inception January 8, 2007 through March 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

August 22, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501